SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 25, 2017

CENTERSTATE BANK CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1101 First Street South, Suite 202, Winter Haven, FL	33880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (863) 293-4710

Not Applicable

(Former name or former address, if changed since last report)

___________________

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):N

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2017, the board of directors of CenterState Bank Corporation (the “Company”) and its subsidiary bank, CenterState Bank (the “Bank”) unanimously approved the appointment of Mark W. Thompson as President of the Bank. John C. Corbett, the President and Chief Executive Officer of the Company and the Bank prior to Mr. Thompson’s appointment as President of the Bank, will continue to serve as Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company.

Prior to his appointment as President of the Bank, Mr. Thompson, age 53, served as Executive Vice President and Regional President overseeing the Bank’s South Florida market from 2014 to 2017.  Mr. Thompson also served as Head of Special Assets for the Bank from 2010 to 2014, Chief Credit Officer of CenterState Bank of Central Florida, a predecessor and related bank to the Bank, from 2008-2010, and as Area Executive for Polk County, Florida from 2005 to 2008.   Prior to joining CenterState, Mr. Thompson held positions in several other financial institutions over his nearly 33 years in the banking industry, including Barnett Bank and Wachovia Bank. Mr. Thompson has deposit relationships with the Bank, which are maintained in the ordinary course of the Bank’s business. There are no family relationships between Mr. Thompson and any director or executive officer of the Company.

A copy of the Company’s press release announcing the appointment of Mr. Thompson as President is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Mr. Thompson is subject to an existing employment agreement, dated June 1, 2014.  This employment agreement had an initial term of three years.  After the first anniversary date and each anniversary date thereafter, the term of the employment agreement is extended automatically for an additional year unless the board of directors or the executive decides not to extend the term. The employment agreement provides for a base salary of $185,000, plus any applicable bonus or incentive compensation that might be earned by the executive pursuant to the Company’s incentive compensation plans then in effect.  Base compensation may be increased annually, but may not be reduced.  Mr. Thompson also is eligible to participate in the benefit plans available to employees of the Company generally.

If employment is terminated without Cause or he terminates the agreement for “Good Reason”, as defined in the agreement, Mr. Thompson is entitled to receive a cash payment equal to one times the sum of his base salary and any bonus incentive compensation earned but unpaid from previous years. With certain exceptions, the Company also is required to continue at its expense and on behalf of Mr. Thompson and his dependents and beneficiaries, medical and dental insurance coverage as in effect during the 12 months preceding the date of termination, along with disability reimbursement. If a Change in Control, as defined in the Employment Agreement, occurs, Mr. Thompson is entitled to a cash payment equal to one times his base salary.  All severance payments, including change in control payments, are conditioned upon the executive’s timely execution and delivery of a waiver and release in favor of the Company. No severance is payable in the event an executive’s employment with the Company terminates on account of his death, disability or termination for cause. If employment is terminated because of death, Mr. Thompson’s estate is entitled to receive his base salary through the end of the month in which death occurs, any bonus earned or accrued through the date of death, and continued family health care coverage under COBRA for 12 months after his death for his family substantially identical to that provided for before death. If employment is terminated as a result of disability, then he is entitled to receive the salary earned through the date in which termination becomes effective, any unpaid bonus or incentive compensation due the date of termination, any payments he is entitled to receive under any disability insurance program or arrangement, and such other benefits to which Mr. Thompson may be entitled under the Company’s policies and agreements.

The employment agreement includes confidentiality provisions and restricts Mr. Thompson for a period of one year following termination of employment from (i) soliciting Company customers for Financial Products or Services (as defined in the Agreement), influencing any customer to alter that person’s business relationship with the Company in any respect, and accepting the Financial Products or Services business of any customer or provide any Financial Products or Services to any customer on behalf of anyone other than the Company; (ii) becoming employed or associated with any entity that is located in or conducts business in Broward, Palm Beach, Indian River, Okeechobee and Polk County and contiguous counties in Florida; and (iii) soliciting or attempting to solicit an employee of the Company to terminate such employment or contractual relationship, and disparaging the business reputation of the Company. The foregoing non solicitation and non competition provisions do not apply if a Change in Control occurs before Mr. Thompson’s employment terminates.

The foregoing is only a summary of Mr. Thompson’s existing employment agreement and is qualified in its entirety by a copy of the agreement that is attached as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

	(d)	Exhibits:

	Exhibit 10.1	Employment Agreement, dated June 1, 2014, between CenterState Bank of Florida, N.A. and Mark W. Thompson
	Exhibit 99.1	Press Release, dated September 25, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANK CORPORATION

By:	/s/ Jennifer L. Idell
Jennifer L. Idell
Executive Vice President and
Chief Financial Officer

Date: September 25, 2017

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